[GRAPHIC OMITTED] [WHITING PETROLEUM LOGO]

Mile High Center
1700 Broadway, Suite 2300
Denver, CO 80290-2300
T/ 303.837.1661
F/ 303.861.4023

NEWS RELEASE

Company contacts:	Mark Burford, Director of Investor Relations 303.837.1661 or markb@whiting.com

Whiting Petroleum Announces 2005 Budget

        DENVER – December 2, 2004 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today announced its preliminary 2005 non-acquisition capital budget in the range of $130 to $150 million. The 2005 non-acquisition capital budget represents an approximate increase of 55 to 80 percent over estimated 2004 non-acquisition capital expenditures.

        Whiting plans to direct its expected 2005 capital expenditures approximately 50 percent to development of proved reserves and approximately 50 percent to development of other non-proved reserve categories. Whiting expects cash flow from operations during 2005 to exceed its estimated capital spending. Cash flow in excess of the estimated capital spending program will be utilized to reduce debt, acquire properties or fund additional drilling activity. Whiting expects organic production growth of approximately 6 to 10 percent as a result of the 2005 drilling program. This organic growth rate is calculated as an increase over an annualization of Whiting’s production rate at the beginning of the fourth quarter of 2004 of 177.7 million cubic feet equivalent per day.

        James J. Volker, Chairman, President and Chief Executive Officer of Whiting Petroleum, commented: “Our 2005 drilling program is designed to achieve strong organic production growth and return on capital. We anticipate that our attractive portfolio of drilling opportunities, which has been significantly enhanced by the properties acquired in 2004, will allow us to achieve strong production and reserve growth in 2005. In 2005, we expect our total production to increase by approximately 50 percent over 2004.”

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan, Mid-Continent and California regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

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